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                                                                  EXHIBIT 21

                                LIST OF SUBSIDIARIES

Affymetrix UK, Ltd., incorporated in the United Kingdom and doing business under such name.

Genetic MicroSystems, Inc., incorporated in Massachusetts and doing business under such name.